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Report of Independent Accountants

To the Board of Trustees and Management of The Managers Funds, Managers AMG Funds, Managers Trust I and Managers Trust II:

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Exemptive Order Pertaining to Interfund Lending (the “Management Statement”). The Management Statement asserts that as of June 30, 2010 and for the period from June 23, 2009 to June 20, 2010, The Managers Funds, Managers AMG Funds, Managers Trust I and Managers Trust II as set forth in Exhibit I (hereinafter collectively referred to as the “Funds”) have established and maintained procedures reasonably designed to achieve compliance with the conditions set forth in the Order of Exemption (the “Order”) granted by the Securities and Exchange Commission dated June 23, 2009. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ procedures to achieve compliance with the conditions of the Order based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds’ procedures to achieve compliance with the Order and performing such other procedures as we considered necessary in the circumstances. Our examination procedures included an assessment of the establishment and maintenance of procedures reasonably designed to achieve the following objectives set forth in the Order (all capitalized terms as defined in the Order):

a)	the Interfund Rate on all Interfund Loans is higher than the Repo Rate, and if applicable the yield of the money market funds, but lower than the Bank Loan Rate;

b)	all Interfund Loans comply with the collateral requirements as set forth in the Order;

c)	all Interfund Loans comply with the percentage limitations on Interfund borrowing and lending;

d)	Interfund borrowing and lending demand is allocated in an equitable manner and in accordance with procedures established by the Funds’ Board of Trustees; and

e)	The Interfund Loan Rate on all interfund loans does not exceed the interest rate on any third party borrowings of a borrowing Fund at the time of the Interfund Loan.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with specified requirements of the Order.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control over the Interfund Lending Program to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the control activities may deteriorate.

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In our opinion, management’s assertion that the Funds have established and maintained procedures reasonably designed to achieve compliance with the Order as of June 30, 2010 and for the period from June 23, 2009 to June 30, 2010, is fairly stated, in all material respects, based upon the criteria set forth in the Order and the accompanying Management Statement.

This report is intended solely for the information and use of the Board of Trustees and Management of the Funds and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.

August 5, 2010

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Exhibit I

The Managers Funds

Managers AMG Essex Large Cap Growth Fund

Managers Bond Fund

Managers Emerging Markets Equity Fund

Managers Global Bond Fund

Managers International Equity Fund

Managers Special Equity Fund

Managers AMG Funds

GW&K Municipal Bond Fund

GW&K Municipal Enhanced Yield Fund

GW&K Small Cap Equity Fund

TimesSquare Mid Cap Growth Fund

TimesSquare Small Cap Growth Fund

Renaissance Large Cap Growth Fund

Skyline Special Equities Portfolio

Systematic Mid Cap Value Fund

Systematic Value Fund

Essex Growth Fund

Essex Small / Micro Cap Growth Fund

Managers Trust I

Managers AMG FQ Global Alternatives Fund

Managers AMG FQ Tax-Managed U.S. Equity Fund

Managers AMG FQ U.S. Equity Fund

Managers California Intermediate Tax-Free Fund

Managers PIMCO Bond Fund

Managers AMG FQ Global Essentials Fund

Managers Institutional Micro-Cap Fund

Managers Micro-Cap Fund

Managers Real Estate Securities Fund

Managers Frontier Small Cap Growth Fund

Managers Trust II

Managers AMG Chicago Equity Partners Balanced Fund

Managers AMG Chicago Equity Partners Mid-Cap Fund

Managers Fixed Income Fund

Managers High Yield Fund